UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 31, 2012

SANGAMO BIOSCIENCES, INC.
(Exact name of registrant specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Canal Blvd, Suite A100, Richmond, California		94804
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code:	(510) 970-6000

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 31, 2012, Sangamo BioSciences, Inc. (“Sangamo”) entered into a Collaboration and License Agreement (the “Agreement”) with Shire AG (“Shire”), pursuant to which Sangamo and Shire will collaborate to research, develop and commercialize human therapeutics and diagnostics for monogenic diseases based on Sangamo’s zinc finger DNA-binding protein (“ZFP”) technology. Under the Agreement, Sangamo and Shire may develop potential human therapeutic or diagnostic products for seven (7) gene targets. The initial four (4) gene targets are blood clotting Factors VII, VIII, IX and X, and products developed for such initial gene targets would be used for treating or diagnosing hemophilia. Shire has the right, subject to certain limitations, to designate three (3) additional gene targets. Sangamo grants Shire an exclusive, world-wide, royalty-bearing license, with the right to grant sublicenses, to use Sangamo’s ZFP technology for the purpose of developing and commercializing human therapeutic and diagnostic products for the gene targets.

Sangamo and Shire agreed to form a joint steering committee, consisting of an equal number of representatives of Sangamo and Shire, to oversee the research collaboration. The initial research term of the Agreement is six (6) years and is subject to extensions upon mutual agreement and under other specified circumstances. Sangamo is responsible for all research activities through the submission of an Investigative New Drug Application (IND) or European Clinical Trial Application (CTA), while Shire is responsible for clinical development and commercialization of products generated from the research program from and after the acceptance of an IND or CTA for the product. Shire will reimburse Sangamo for its internal and external research program-related costs.

Under the Agreement, Sangamo will receive an upfront license fee of $13.0 million. In addition, for each gene target, Sangamo is eligible to receive milestone payments upon the achievement of specified research, regulatory, clinical development, commercialization and sales milestones. The total amount of potential milestone payments for each of the seven gene targets, assuming the achievement of all specified milestones in the Agreement, is $213.5 million. The milestone payments for each gene target through the acceptance of an IND or CTA submission total $8.5 million. Sangamo will also receive royalty payments that are a tiered double-digit percentage of net sales of products developed under the collaboration.

The Agreement may be terminated by (i) Sangamo or Shire, in whole or in part, for the uncured material breach of the other party, (ii) Sangamo or Shire for the bankruptcy or other insolvency proceeding of the other party and (iii) Shire, in its entirety, beginning 24 months after the effective date of the Agreement upon 90 days advance written notice. In addition, Shire may terminate the Agreement with respect to an individual gene target at any time, and under certain circumstances may designate a replacement gene target for a terminated gene target.

The foregoing description is a summary and qualified in its entirety by the Agreement, a copy of which Sangamo intends to file as an exhibit to its Annual Report on Form 10-K for the period ended December 31, 2011.

Item 7.01 Regulation FD Disclosure

On February 1, 2012, Sangamo and Shire issued a press release announcing the transaction described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. :	The following document is filed as exhibit to this report

	99.1	Press Release of Sangamo Biosciences, Inc. and Shire AG, dated February 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.

Date:	February 1, 2012	By:	/s/ EDWARD O. LANPHIER II
		Name:	Edward O. Lanphier II
		Title:	Chief Executive Officer